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News Release

ABRAXIS BIOSCIENCE REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER OF 2008

LOS ANGELES, Calif. — August 13, 2008 — Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported unaudited financial results for the second quarter ended June 30, 2008.

Net revenue for the second quarter of 2008 was $77.6 million, compared with $83.2 million for the prior year period. Revenue from sales of ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) was $73.8 million for the second quarter of 2008, compared with $78.7 million for the same period in 2007. Revenue for the most recent quarter was impacted by a delay of product orders that had been anticipated for the period. Net revenue for the second quarter of 2008 included recognized deferred revenue of $10.2 million relating to the co-promotion agreement with AstraZeneca and the license agreements with Taiho of Japan and Green Cross of South Korea, compared with $9.8 million of recognized deferred revenue for the same quarter last year.

According to recent IntrinsiQ data regarding total ABRAXANE usage in June 2008, 1st and 2nd line share of all ABRAXANE patient usage reached an all time high of 54 percent. This has increased 23 percent from 31 percent of total patient usage of ABRAXANE in the 1 st and 2nd line settings in January 2006. In the 3rd line+ taxane setting of the metastatic breast cancer market, ABRAXANE remained the leader, holding 54 percent of the market in this setting in June 2008. In 2nd line metastatic breast cancer, ABRAXANE share of the taxane market maintained its all time high of 37 percent in June 2008. ABRAXANE share of the taxane market in 1st line metastatic breast cancer represented 19 percent of the market in June 2008. Finally, ABRAXANE share of the taxane market in all metastatic breast cancer settings was 33 percent in June 2008.

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

Usage of ABRAXANE in combination with Avastin in metastatic breast cancer continues to increase, representing 39 percent of all ABRAXANE usage in June 2008, compared with 8.3 percent in January 2006. ABRAXANE in combination with Avastin, the #1 regimen used, represented 18 percent of the 2nd line total taxane market and had a share greater than any monotherapy.

According to IMS, monthly unit demand for ABRAXANE has increased for two consecutive quarters. ABRAXANE demand volume for the quarter ended June 30, 2008 reflected 4% growth over the prior quarter and represented the largest historical demand total for a quarter.

“Thus far this year we have obtained approval to market ABRAXANE in a total of 32 countries, including the EU, China and Korea, and launched ABRAXANE in the Indian market with our partner Biocon. ABRAXANE is now approved for marketing in a total of 35 countries, and our global roll-out is progressing as planned,” said Patrick Soon-Shiong, M.D., Chairman and Chief Executive Officer of Abraxis BioScience. “On the clinical front, we unveiled data from over 25 company and investigator-sponsored studies at various congresses. We are building a large body of data that supports the use of ABRAXANE in a variety of oncology settings and in combination with targeted agents as well as other chemotherapeutic agents. We intend to maintain our momentum on the business and clinical fronts and look forward to reporting a continuing record of achievements as the year unfolds.”

Gross profit for the second quarter of 2008 was $67.7 million, or 87.2 percent of net revenue, compared with $76.3 million, or 91.7 percent of net revenue, for the same period in 2007. The decrease reflected lower production volumes.

Research and development expense for the second quarter of 2008 totaled $21.7 million, or 28.0 percent of net revenue, compared with $16.9 million, or 20.4 percent of revenue, for the same period in 2007. The increase was primarily due to higher R&D costs related to the operation of the Phoenix, Arizona plant that was acquired in July 2007, and increases in spending related to clinical trials and research projects.

Selling, general and administrative expenses for the second quarter of 2008 were $52.7 million, or 67.8 percent of net revenue, versus $73.2 million, or 88.0 percent of net revenue,

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

for the same period in 2007. The decrease primarily reflected a legal charge taken in the second quarter of 2007, as well as lower shared marketing expenses under the AstraZeneca co-promotion agreement and lower marketing personnel and program expenses.

Abraxis recorded a $13.9 million one-time charge for acquired in-process research and development in connection with the company’s acquisition of Shimoda Biotech and Platco Technologies in April 2008. Also in the second quarter of 2008, the company recorded a one-time charge of approximately $58.3 million, which has not been paid, related to litigation with Élan Pharmaceutical Int’l Ltd. Abraxis is pursuing post-trial motions and will appeal the judgment of the District Court of Delaware.

Interest income and other in the second quarter of 2008 was approximately $4.8 million, compared with interest income and other of approximately $43,000 in the prior-year period, due primarily to the receipt of $700 million contributed to the company in connection with the separation from APP Pharmaceuticals, Inc. in November 2007.

On a GAAP basis, and including the one-time charges related to litigation costs and acquired in-process research and development, the company reported a net loss of $84.1 million, or $2.10 per share, for the second quarter of 2008, compared with a net loss of $14.0 million, or a loss of $0.35 per share, for the second quarter of 2007.

The table below shows adjusted net income (loss) and adjusted net income (loss) per diluted share for the second quarters of 2008 and 2007, which excludes in-process research and development charges, amortization of acquired intangible assets, litigation costs, pre-launch costs associated with the company’s Phoenix manufacturing facility and non-cash stock compensation expense.

	Q2 2008 (millions)	Q2 2007 (millions)
Adjusted net income (loss)	$3.6	$(5.6)
Adjusted net income (loss) per diluted share	$0.09	$(0.14)

(Reconciliation tables appear below.)

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

Financial Results: Six Months Ended June 30, 2008 and June 30, 2007

Net revenue for the six-month period ended June 30, 2008 was $159.8 million, compared with $155.1 million for the prior year period. Revenue from sales of ABRAXANE® increased $4.2 million to $153.8 million for the period, compared with $149.6 million for the same period in 2007. Net revenue for the six-month period in 2008 included recognized deferred revenue of $20.4 million relating to the co-promotion agreement with AstraZeneca and the license agreements with Taiho and Green Cross, compared with $19.6 million of recognized deferred revenue for the same period last year.

Gross profit for the six months ended June 30, 2008 was $141.2 million, or 88.4 percent of net revenue, compared with $140.6 million, or 90.6 percent of net revenue, for the same period in 2007.

Research and development expense for the six-month period of 2008 increased 30.2 percent to $42.5 million, or 26.6 percent of net revenue, compared with $32.7 million, or 21.1 percent of revenue, for the same period in 2007.

Selling, general and administrative expenses for six months ended June 30, 2008 decreased $24.3 million to $98.0 million, or 61.3 percent of net revenue, versus $122.2 million, or 78.8 percent of net revenue, for the same period in 2007.

Interest income and other for the 2008 six-month period was approximately $11.7 million, compared with interest income and other of approximately $339,000 in the prior-year period.

On a GAAP basis, and including the previously described one-time charges related to litigation costs and acquired in-process research and development in the 2008 second quarter, the company reported a net loss of $79.8 million, or $2.00 per share, for the six months ended June 30, 2008, compared with a net loss of $19.6 million, or a loss of $0.49 per share, for the comparable period in 2007.

The table below shows adjusted net income (loss) and adjusted net income (loss) per diluted share for the six-month periods in 2008 and 2007, which exclude in-process research and development charges, amortization of acquired intangible assets, litigation costs, pre-launch

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

costs associated with the company’s Phoenix manufacturing facility and the impact of non-cash stock compensation expense.

	1H 2008 (millions)	1H 2007 (millions)
Adjusted net income (loss)	$15.9	$(1.4)
Adjusted net income (loss) per diluted share	$0.39	$(0.03)

(Reconciliation tables appear below.)

RECENT COMPANY HIGHLIGHTS

In July, Biocon Limited, a biotechnology company in India, and Abraxis launched ABRAXANE in India for the treatment of breast cancer after failure of combination therapy for metastatic disease or relapse within six months of adjuvant chemotherapy. ABRAXANE is now available in India as a single-use 100 mg vial (as a lyophilized powder, to be reconstituted for intravenous administration). In August 2007, Abraxis established a licensing agreement with Biocon for the commercialization of ABRAXANE in India, Pakistan, Bangladesh, Sri Lanka, the United Arab Emirates, Saudi Arabia, Kuwait and certain other South Asian and Persian Gulf countries.

In July, Abraxis also received approval from the China State Food and Drug Administration to market ABRAXANE for the treatment of breast cancer after failure of standard chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Abraxis has three issued Chinese patents covering ABRAXANE, as well as five additional pending patent applications in China.

In April, the Korean FDA granted marketing approval for ABRAXANE for the treatment of breast cancer after failure of standard chemotherapy for metastatic disease. As previously announced, Abraxis granted an exclusive license to Green Cross Corporation for the commercialization of ABRAXANE in Korea. Green Cross currently expects to launch ABRAXANE in Korea in the first quarter of 2009.

Also in April, Abraxis completed the acquisition of Shimoda Biotech and Platco Technologies, gaining a pipeline of novel cyclodextrin-based products and next-generation platinum-based oncology compounds. As part of the acquisition, Abraxis also gained a revenue stream from Shimoda’s Dyloject® product (diclofenac sodium solution for injection), an injectable painkiller

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

for the treatment of post-surgical pain. Dyloject® was launched in December 2007 in the United Kingdom by Javelin Pharmaceuticals under an exclusive worldwide license from Shimoda.

In May, David O’Toole was appointed Executive Vice President and Chief Financial Officer. Mr. O’Toole comes to Abraxis with 24 years of experience providing financial, consulting and international tax services to global companies, with particular expertise in the life sciences industry. Mr. O’Toole was with Deloitte & Touche LLP for the past 16 years, last serving as Partner—Strategic Client Group, where he was responsible for providing solutions to issues facing the life sciences industry for biotechnology clients, including enterprise cost reduction, commercialization and distribution of drugs, human resources, Sarbanes Oxley compliance and tax compliance and planning.

RESEARCH AND DEVELOPMENT HIGHLIGHTS

There are currently 30 company-sponsored clinical studies and approximately 90 investigator-initiated studies planned or underway, of which more than 25 have active patient enrollment.

At the American Association for Cancer Research (AACR) Annual Meeting in April 2008, Abraxis presented preclinical data demonstrating the effect of ABRAXANE in combination with Avastin® (bevacizumab) to eradicate large-sized (up to 600 mm3) orthotopic breast tumors and lymphatic and systematic metastasis. The findings presented suggest a novel mechanism through which ABRAXANE can overcome a newly discovered phenomenon of reactionary angiogenesis.

At AACR, Abraxis also presented data from a Phase I trial showing clinical benefit of ABRAXANE in combination with Gemzar® (gemcitabine) in more than 70 percent of patients with advanced pancreatic cancer. Based on the results, Abraxis plans to conduct additional studies to evaluate the safety and efficacy of ABRAXANE in patients with first- and second-line pancreatic cancer.

At the 44th Annual Meeting of the American Society of Clinical Oncology (ASCO) in May 2008, Abraxis reported clinical results from 23 company and investigator-sponsored studies. Highlights included data from studies on the potential utility of ABRAXANE in combination with the targeted agents bevacizumab and trastuzumab, and other chemotherapeutic agents, for neoadjuvant and first-line treatment of metastatic breast cancer.

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

At ASCO, a preliminary analysis of an ongoing single-arm, open-label, Phase II clinical trial evaluating solvent-free ABRAXANE in combination with bevacizumab for the first-line treatment of metastatic breast cancer was presented. This analysis showed that ABRAXANE (125 mg/m2) given weekly for three weeks combined with bevacizumab (10 mg/kg) given weekly on the first and third week of a four-week treatment cycle demonstrated a 33 percent overall response rate and a median progression-free survival of 7.4 months.

Additionally, a preliminary analysis of an ongoing single-arm, open-label, Phase II clinical trial evaluating solvent-free ABRAXANE in combination with trastuzumab and carboplatin for the first-line treatment of patients with HER2-positive metastatic breast cancer was presented at ASCO. This analysis showed that weekly ABRAXANE (100 mg/m2 three weeks on treatment, one week off) followed by carboplatin (AUC of 6 every four weeks) plus trastuzumab (4 mg/kg loading dose followed by 2 mg/kg on subsequent visits) demonstrated a 53 percent overall response rate and median progression free survival of nearly 16 months.

Note

The company completed its separation from APP Pharmaceuticals, Inc. in November 2007. The accompanying unaudited consolidated and combined financial information reflect the consolidated operations of Abraxis BioScience, Inc. and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Abraxis BioScience, Inc. (formerly American Pharmaceuticals, Inc.) for periods prior to November 13, 2007. The unaudited consolidated and combined financial information for periods prior to and including November 13, 2007 may not be indicative of future performance and do not necessarily reflect what the consolidated and combined results of operations, financial position and cash flows would have been had Abraxis BioScience operated as an independent, publicly-traded company during the periods presented, including changes in capitalization as a result of the separation. To the extent that an asset, liability, revenue or expense is directly associated with the company, it is reflected in the accompanying unaudited consolidated and combined financial information. Certain general corporate overhead and other expenses for periods prior to the separation have been allocated to the company. Management believes such allocations were reasonable; however, they may not be indicative of actual results had Abraxis BioScience been operating as an independent, publicly traded company for the periods presented.

Conference Call Information

On Wednesday, August 13, 2008, the company will host a conference call with interested parties beginning at 8:30 a.m. PDT/11:30 a.m. EDT to review its results of operations for the second quarter of 2008. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.thomsonone.com. For those

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income and adjusted net income per share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income (loss) to adjusted net income (loss) for the three and six months ended June 30, 2008 and June 30, 2007 is included with this news release.

About ABRAXANE®

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company's portfolio includes the world's first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE), which is based on the company's proprietary tumor targeting technology known as the nab™ platform. The first FDA approved product to use this nab™ platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the approval and launch of ABRAXANE in Europe and Korea. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of

Abraxis BioScience, Inc.

2008 Second Quarter Financial Results

clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Avastin® is a registered trademark of Genentech, Inc.

Gemzar® is a registered trademark of Eli Lilly and Company

Contacts:

Investors and Media Inquiries:
Daniel Saks	Pondel Wilkinson Inc.
Vice President,	Rob Whetstone
Investor Relations and Corporate Communications	310.279.5963
310.405.7417

Financial Tables Follow

# # #

Abraxis BioScience, Inc.

Condensed Consolidated and Combined Statements of Operation(1)

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Abraxane revenue	$73,833	$78,670	$153,765	$149,553
Other revenue	3,789	4,547	5,999	5,557

Net revenue	77,622	83,217	159,764	155,110
Cost of sales	9,945	6,899	18,552	14,558

Gross profit	67,677	76,318	141,212	140,552
Operating expenses
Research and development	21,693	16,947	42,515	32,660
Selling, general and administrative	52,666	73,209	97,966	122,247
Litigation costs	58,257	—	58,257	—
Acquired in-process research and development charge	13,900	—	13,900	—
Amortization of acquired intangible assets	9,958	9,653	19,611	19,305
Equity in net loss (income) of Drug Source Co, LLC	(24)	(1,178)	224	(1,896)

Total operating expenses	156,450	98,631	232,473	172,316

Loss from operations	(88,773)	(22,313)	(91,261)	(31,764)
Interest income and other	4,829	43	11,651	339

Loss before income taxes	(83,944)	(22,270)	(79,610)	(31,425)
Provision (benefit) for income taxes	199	(8,299)	224	(11,783)

Net loss	$(84,143)	$(13,971)	$(79,834)	$(19,642)

Basic and diluted net loss per share	$(2.10)	$(0.35)	$(2.00)	$(0.49)

Basic and diluted weighted average common shares outstanding	40,018	39,990	40,007	39,990

The composition of stock-based compensation included above is as follows:
Cost of sales	$114	$412	$165	$927
Research and development	1,209	1,218	2,399	3,612
Selling, general and administrative	2,786	2,325	4,539	5,919

Total stock-based compensation	$4,109	$3,955	$7,103	$10,458

Selected ratios as a percentage of net revenue:
Gross margin	87.2%	91.7%	88.4%	90.6%
Research and development	28.0%	20.4%	26.6%	21.1%
Selling, general and administrative	67.8%	88.0%	61.3%	78.8%

(1)	The consolidated and combined financial information reflects the consolidated operations of Abraxis BioScience and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis for periods prior to November 13, 2007. The consolidated and combined financial information for periods prior to and including November 13, 2007 may not be indicative of our future performance and do not necessarily reflect what our consolidated and combined results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during those periods.

Abraxis BioScience, Inc.

GAAP to Adjusted Net Income (Loss) Per Share Reconciliation

(Unaudited, in thousands, except per share amounts)

Adjusted net income (loss) and adjusted net income (loss) per share are defined as net income (loss) and net income (loss) per share, respectively, in each case excluding in-process research and development charges, amortization of acquired intangible assets, litigation costs, Phoenix pre-launch costs and non-cash stock compensation expense. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net income (loss) and net income (loss) per share to adjusted net income (loss) and adjusted net income (loss) per share for each of the three and six months ended June 30, 2008 and 2007 is below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net loss	$(84,143)	$(13,971)	$(79,834)	$(19,642)
Amortization of acquired intangible assets	8,786	5,929	13,872	11,858
Acquired in-process research and development charge (a)	13,900	—	13,900	—
Litigation costs (b)	58,257	—	58,257	—
Phoenix pre-launch costs (c)	3,209	—	4,645	—
Stock compensation expense	3,625	2,429	5,024	6,424

Adjusted net income (loss)	$3,634	$(5,613)	$15,864	$(1,360)

Adjusted net income (loss) per diluted share (d)	$0.09	$(0.14)	$0.39	$(0.03)

Weighted average common diluted shares outstanding	40,217	39,990	40,197	39,990

Net loss per share	$(2.09)	$(0.35)	$(1.99)	$(0.49)
Amortization of acquired intangible assets	0.22	0.15	0.35	0.30
Acquired in-process research and development charge (a)	0.34	—	0.34	—
Litigation costs (b)	1.45	—	1.45	—
Phoenix pre-launch costs (c)	0.08	—	0.12	—
Stock compensation expense	0.09	0.06	0.12	0.16

Adjusted net income (loss) per diluted share	$0.09	$(0.14)	$0.39	$(0.03)

Loss before income tax	$(83,944)	$(22,270)	$(79,610)	$(31,425)
Pretax amortization of acquired intangible assets	9,958	9,653	19,611	19,305
Acquired in-process research and development charge (a)	13,900	—	13,900	—
Litigation costs (b)	58,257	—	58,257	—
Phoenix pre-launch costs (c)	3,637	—	6,566	—
Stock compensation expense	4,109	3,955	7,103	10,458

Adjusted income (loss) before income tax	$5,917	$(8,662)	$25,827	$(1,662)

(a)	In connection with the purchase of Shimoda Biotech and Platco Technologies in April 2008, we acquired certain research and development projects that were required to be expensed in accordance with generally accepted accounting principles. Approximately $13.9 million of the purchase price was expensed as in-process research and development for projects that, as of the acquisition date, had not yet reached technological or regulatory feasibility and had no alternative future uses in their current states.
(b)

On June 13, 2008, a jury ruled that we infringed upon one of Élan’s patent, which runs until 2011, and awarded Élan $55.2 million in damages for sales of Abraxane® through the judgment date. We are in the process of appealing the jury ruling. As of June 30, 2008, we recorded $58.3 million for this matter, which includes $2.2 million of pre-judgment interest.

(c)	Represents pre-launch costs associated with our Phoenix, Arizona manufacturing facility.
(d)	Taxable adjustments to net loss were tax effected using an incremental tax rate of 38.58%

Abraxis BioScience, Inc.

Condensed Consolidated and Combined Balance Sheets

(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$656,969	$705,125
Accounts receivable, net of chargebacks	32,192	43,944
Related party receivable	2,516	1,958
Inventories	67,641	73,677
Prepaid expenses and other current assets	14,421	18,572
Deferred income taxes	58,562	33,696

Total current assets	832,301	876,972
Property, plant and equipment, net	152,644	145,120
Investment in Drug Source Company, LLC	9,051	9,275
Intangible assets, net of accumulated amortization	193,984	205,231
Goodwill	241,361	241,361
Other non-current assets	33,147	24,296

Total assets	$1,462,488	$1,502,255

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$26,454	$33,579
Accrued liabilities	44,113	54,927
Accrued litigation settlement	58,257	—
Accounts payable to related parties	—	6,986
Income taxes payable	—	5,010
Deferred revenue	42,501	41,289

Total current liabilities	171,325	141,791

Deferred income taxes, non-current	57,262	32,396
Long-term portion of deferred revenue	99,257	121,138
Other non-current liabilities	14,844	9,543

Total liabilities	342,688	304,868
Stockholders' equity
Common stock	40	40
Additional paid-in capital	1,196,316	1,192,461
Retained earnings (deficit)	(75,752)	4,082
Accumulated other comprehensive income (loss)	(804)	804

Total stockholders' equity	1,119,800	1,197,387

Total liabilities and stockholders' equity	$1,462,488	$1,502,255